Hostopia Reports Fourth Quarter & Fiscal 2008 Results

Positive Revenue and Earnings Continue

MISSISSAUGA, ON and FT. LAUDERDALE, FL -- May 13, 2008 -- Hostopia.com Inc. (TSX: H), a leading provider of web services that enable small and medium-sized businesses to establish and maintain an Internet presence, today reported preliminary unaudited financial results for the fourth quarter and fiscal year ended March 31, 2008. All figures are in U.S. dollars unless otherwise stated.

Highlights

•	Q4 revenue increased 26.6% year over year, 1.8% sequentially from Q3
•	18th consecutive quarter of positive operating income
•	Annual revenue increased 23.6 % to $27.8 million
•	End-user count grew 18.8% year over year to approximately 309,000
•	11,000 end-users added in Q4
•	Company announced launch of Fax- to-Email service
•	Subsequent to March 31, Hostopia signed two definitive agreements to purchase shared webhosting assets that will help drive future revenue growth.

“We are pleased with our fourth quarter and full year results,” said Colin Campbell, Hostopia's CEO. “While sequential revenue growth slowed in the fourth quarter Hostopia grew revenue by 23.6% in fiscal 2008. Our fourth quarter operating income rose to $805,000, up 40% from Q4 last year primarily because of our revenue growth as well as the negotiation of on-going lower bandwidth costs and the favorable resolution of an uncertain bandwidth pricing issue.”

Financial Results for the Fourth Quarter of 2008

Revenues increased 26.6% to $7.4 million in the three months ended March 31, 2008, compared to the same period last year making this our 32nd consecutive quarter of higher revenues. Our revenues grew primarily because of the 19% increase in our end-user base with some help from the stronger Canadian dollar. Sequential revenue growth of 1.8% in the fourth quarter was primarily due to a 3.3% increase in end-users as one time licensing and professional services revenue declined by $10,000 from the third quarter.

Gross profit (income after deducting the cost of revenues) grew by $1.5 million compared to last year’s fourth quarter primarily because of our increased revenue. Our Q4 gross profit also benefited from a $112,000resolution of an uncertain bandwidth pricing issue as well as the negotiation of lower bandwidth charges.

Our operating income grew by 40.2% over the prior year’s comparable quarter to $805,000 as our improved gross profit was offset by higher operating expenses including (1) increased sales commissions related to two single account sales as well as on generally higher revenue, (2) higher customer care expenses related to the 19% increase in end users and the recent establishment of our Miramichi Customer Care Center (3) higher amortization expenses related to the acquisition of licensed technology (4) higher amortization expenses for computer equipment acquired to support our larger customer base, and (5) the effect of the stronger Canadian dollar on our Canadian dollar denominated expenses. Our Q4 operating income also benefited from the receipt of $60,000 from the province of Ontario that reduced our product development expense.

Net income of $723,000 was $151,000 higher than the same period last year. Basic and diluted net income per common share were $0.06 and $0.06 respectively, compared to $0.05 and $0.05 respectively per common share for the fourth quarter last year.

Financial Results for Full Year 2008

Our fiscal 2008 revenues grew by 23.6% to $27.8 million. Revenue growth was driven primarily by the 19% increase in end-users to 309,000, the effect of the stronger Canadian dollar on our Canadian dollar denominated revenues and higher other service revenue from three bulk sales of website templates. Customers we had contracts with at March 31, 2007 contributed 3,000 end-users, while new customers, including British Telecommunications plc, contributed the remaining 46,000 end-users to our recurring revenue base.

Gross profit grew by $4.6 million compared to last year primarily because of our increased revenue. As a percentage of revenue, cost of revenues remained constant at 13%.

Operating income decreased $168,000 or 7% to $2.3 million from the previous year as our increased gross profit was more than offset by higher operating expenses including (1) increased sales commissions related to two single account sales as well as on generally higher revenue, (2) higher customer care expenses related to the 19% increase in end users and the establishment of our Miramichi Customer Care Center (3) higher research and development costs related to the Company’s SyncSuite and other initiatives (4) higher administration expenses related to the Company being a public entity for the full year (5) higher amortization expenses related to the acquisition of licensed technology (6) higher amortization expenses related to the computer equipment acquired to support our larger customer base, and (7) the effect of the stronger Canadian dollar on our Canadian dollar denominated expenses.

Net income improved by $344,000 to $2.2 million as higher interest income of $631,000 more than offset the decline in operating income and our effective tax rate declined to 36.3% from 37.7% last year. For fiscal 2008, basic and diluted net income per common share were $0.19 and $0.19 respectively, compared to $0.27 and $0.23 respectively in fiscal 2007. Net income per share declined primarily because of the significant increase in average shares outstanding in fiscal 2008 related to our public offering of 4.83 million shares in the third quarter of fiscal 2007.

Cash flow from our operations totaled $2.9 million for fiscal 2008. We invested $5.6 million in capital assets and intellectual property. At March 31, 2008 we had $26.2 million in cash and cash equivalents available to invest in future business growth.

Subsequent events

On April 28, 2008 we announced that Hostopia had signed a definitive agreement to purchase certain customer assets of New Jersey-based hosting services provider, Luxmovera, LLC, operating as uplinkearth.com. This transaction includes a three year marketing agreement. We plan to migrate all of uplinkearth’s shared webhosting end-users to our unified web services platform by June 30, 2008.

On May 5, 2008 we entered into an agreement to acquire shared webhosting end-users from one of our wholesale customers, Tucows.com Co., for approximately $1.6 million.  This transaction includes an 18 month marketing agreement. We anticipate the transaction will close on or about May 15, 2008.

Outlook

Mr. Campbell continued, “Looking forward, we intend to strengthen our market leadership by marketing the products we have developed internally or through acquisition. We are particularly excited by the progress we are making in our Fax-to-Email and SyncSuite offerings and believe both are services that can be monetized across our customer base. We also intend to grow revenue by acquiring end-users from companies like uplinkearth as we believe now is the time to scale the subscriber base given our leveragable model. We are confident we can accelerate our growth to between 20 and 24 percent in fiscal 2009 by signing up new customers and successfully completing the acquisitions we have already outlined above. This revenue growth is expected, as it did in the fourth quarter, to translate into improved operating profits both in absolute terms, and as a percentage of revenues.”

About Hostopia.com Inc.

Hostopia is a leading provider of web services that enable small and medium-sized businesses to establish and maintain an Internet presence. The company's customers are communication services providers, including telecommunication carriers, cable companies, internet service providers, domain registrars, and web hosting service providers. Hostopia's customers purchase its web services on a wholesale basis and resell these services under their own brands to small and medium-sized businesses. The company provides customers with the technology, infrastructure, and support services to enable them to offer web services, while saving them research and development as well as capital and operating costs typically associated with the design, development, and delivery of web services.

Forward-Looking Statements

This news release includes certain "forward-looking statements" and forward-looking information that are subject to risks, uncertainties and other factors that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements. These forward-looking statements and forward-looking information include, but are not limited to, plans, objectives, expectations and intentions, growth trends and other statements contained in this press release that are not historical facts and statements identified by words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates" or words of similar meaning. These statements are based on our current beliefs or expectations and there are a number of important factors that could cause the actual results or outcomes to differ materially from those indicated by these forward-looking statements, including without limitation, our ability to maintain our sales efficiency, our ability to maintain our existing, and develop new, strategic relationships, the number of our net end-user additions, our monthly customer turnover and our ability to successfully integrate recently acquired businesses and operations and those risks set forth under the caption "Risk Factors" in Hostopia's Form 10-K for the year ended March 31, 2007. This filing is available on web sites maintained by the Securities and Exchange Commission at www.sec.gov and SEDAR at www.sedar.com. Accordingly, readers are cautioned not to place undue reliance on forward-looking statements as actual future results and events could differ materially from that expressed in the forward-looking statements. Hostopia does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

Conference Call Information

Hostopia will hold its fourth quarter conference call on Tuesday, May 13, 2008, at 5:15 p.m. EDT. Colin Campbell, Chief Executive Officer and Michael Mugan, Chief Financial Officer, will discuss financial results and performance for the three and 12 months ended March 31, 2008.

To access the call, please dial 416-644-3425 or 1-800-590-1817.

A replay of the conference call will be available as of 7:15 p.m. EDT, Tuesday May 13, 2008 until midnight, Tuesday, May 20, 2008. To access the replay, call 416-640-1917 or 1-877-289-8525, followed by passcode 21270835, followed by the number sign.

Further Information:

Michael J. Mugan	Gordie Campbell
Chief Financial Officer	Investor Relations
Hostopia.com Inc.	Hostopia.com Inc.
Tel: (416) 883-6727	Tel: (877) 444-4116
Email: Invest@hostopia.com

HOSTOPIA.COM INC.

Consolidated Balance Sheets

(Expressed in U.S. dollars)

	March 31, 2008	March 31, 2007
Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$26,199,954	$27,367,667
Trade accounts receivable, net of allowance for doubtful accounts of $211,410 (2007 - $114,755)	2,574,356	1,320,422
Deferred tax assets	140,000	117,000
Prepaid expense	397,807	377,242
Income taxes recoverable	1,072,257
Total current assets	30,384,374	29,182,331
Property and equipment, net of accumulated amortization of $7,287,593 (2007- $5,163,911)	4,102,484	2,922,677

Intangible assets, net of accumulated amortization of $2,815,900 (2007 - $1,594,348)	2,700,861	1,690,284
Deferred tax assets	1,526,000	1,101,000
Other assets	63,972	60,997
Total assets	$38,777,691	$34,957,289
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$452,376	$380,040
Accrued liabilities	854,871	705,229
Payroll and other taxes payable	22,496	34,956
Income taxes payable	–	269,020
Current portion of deferred lease inducements	79,900	79,900
Deferred revenue	836,254	983,299
Current portion of long-term liability	–	72,000
Total current liabilities	2,245,897	2,524,444
Deferred lease inducements	163,157	237,035
Long-term liability	–	292,957
Total liabilities	2,409,054	3,054,436

Stockholders’ equity:
Capital stock:
Authorized: 30,000,000 common shares, par value $0.0001
Issued and outstanding: 11,636,631 common shares	217,122	217,069
Additional paid-in capital	33,312,757	31,054,703
Accumulated other comprehensive loss	(43,881)	(43,881)
Retained Earnings	2,882,639	674,962
Total stockholders’ equity	36,368,637	31,902,853

Total liabilities and stockholders’ equity	$38,777,691	$34,957,289

Hostopia.com Inc.

Consolidated Statements of Operations

(Expressed in U.S. dollars)

	Three months ended March 31,		Year ended March 31,
	2008	2007	2008	2007
	(Unaudited)	(Unaudited)	(Unaudited)
Revenues
Webhosting and applications services	$7,013,230	$5,564,848	$26,511,461	$21,624,337
Other services	409,968	300,928	1,266,987	845,327
Total revenues	7,423,198	5,865,776	27,778,448	22,469,664

Cost of revenues
Webhosting and applications services	827,389	738,091	3,304,899	2,563,605
Other services	80,831	102,570	315,451	356,636
Total cost of revenues	908,220	840,661	3,620,350	2,920,241

Gross profit	6,514,978	5,025,115	24,158,098	19,549,423

Expenses
Sales and marketing	1,604,184	1,169,867	5,956,610	4,776,483
Research and development	900,960	800,643	3,840,198	3,069,528
Professional services	489,718	467,835	2,073,850	1,715,568
Customer Care	1,004,670	750,678	3,867,920	3,005,801
General and administrative	747,055	542,937	2,718,303	1,906,903
Amortization of intangible assets	353,804	208,812	1,270,682	752,076
Amortization of property and equipment	609,573	510,126	2,123,682	1,848,379
	5,709,964	4,450,898	21,851,245	17,074,738

Operating Income	805,014	574,217	2,306,853	2,474,685

Interest income	210,201	314,001	1,165,030	534,027
Interest (expense)	-	(4,206)	(4,206)	(16,824)
	210,201	309,795	1,160,824	517,203

Income before income taxes	1,015,215	884,012	3,467,677	2,991,888

Income taxes (recovery)
Current	503,000	542,000	1,708,000	1,632,000
Deferred	(211,000)	(230,000)	(448,000)	(504,000)
	292,000	312,000	1,260,000	1,128,000

Net income	$723,215	$572,012	$2,207,677	$1,863,888

Net income per share
Basic	$0.06	$0.05	$0.19	$0.27
Diluted	0.06	0.05	0.19	0.23

Weighted average number of common shares outstanding
Basic	11,636,631	11,071,306	11,510,957	4,032,336
Diluted	11,678,852	11,276,985	11,605,476	6,683,836